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Exhibit 99

                     GE Increases Quarterly Dividend by 13%;
               Share Repurchase Program Increased to $13 Billion;
                       Recommends Two-for-One Stock Split

     Fairfield, Conn. -- December 19, 1996 -- GE's Board of Directors voted today to increase the Company's quarterly dividend, increase and extend its share repurchase program, and recommend a two-for-one split of GE stock. These Board actions:

    o Increased the Company's quarterly dividend by 13% to 52 cents per share. This increase from 46 cents per share marks the 21st consecutive year of increased dividends by GE. The dividend declared today is payable on January 27, 1997 to share owners of record at the close of business on December 31, 1996.

    o Increased GE's share repurchase program from $9 billion to $13 billion and extended the program through 1998.

    o Recommended for approval at the April 23, 1997 Annual Share Owners Meeting a two-for-one split of GE's common stock. The stock split will be GE's second in the past three years and fourth in the past 14 years.

         "Today's Board actions demonstrate our confidence in both the short- and long-term outlook for the Company," GE Chairman John F. Welch said. "The strong performance and future outlook of our diverse mix of leading global businesses -- combined with their high level of cash generation -- enables the Company to increase dividends in line with earnings and extend the share repurchase program at a $3-3.5 billion annual rate through 1998. GE's strong cash generation also allows the Company to build for the future by continuing its record levels of internal investment and making complementary acquisitions for its businesses."

         Under the share repurchase program initiated in December 1994, GE has purchased $6.3 billion of GE stock -- 92 million shares -- on the open market during the past 24 months. Today's $4 billion addition extends the share repurchase program to allow GE to continue its daily stock purchases at an annual rate of $3-3.5 billion through 1998. GE expects that the repurchase program will increase the Company's earnings-per-share growth rate and return on equity. The share repurchase plan has been reviewed with rating agencies and GE expects confirmation of the Company's AAA rating.

         To facilitate the stock split, the Board also recommended for approval by share owners an increase in the Company's authorized common stock from 2.2 billion to 4.4 billion shares with a par value of $0.16 per share, versus the current par value of $0.32. The split and the share increase would become effective after approval at the Company's Annual Share Owners Meeting on April 23, 1997.